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                                                                EXHIBIT 10.8.9

Tidestone
TECHNOLOGIES

                          SOFTWARE LICENSE AGREEMENT

                                      FOR

                            ANNUNCIO SOFTWARE, INC.


Effective Date: May 19, 1999
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                          SOFTWARE LICENSE AGREEMENT

THIS AGREEMENT is made as of the effective date set forth below by and between TIDESTONE TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Kansas ("Tidestone") and ANNUNCIO SOFTWARE, INC., a corporation organized and existing under the laws of California ("Licensee"), both having principal places of business at the addresses specified in the signature block of this Agreement. Capitalized terms used in this Agreement shall have the meanings specified in Section 9.

WHEREAS, Licensee desires to obtain from Tidestone a license to use, reproduce or display and sell, lease or otherwise distribute or transfer copies of the computer software and documentation specified hereinafter;

WHEREAS, Tidestone desires to license such computer software and documentation to Licensee upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and conditions contained hereinafter, the parties agree as follows:

SECTION 1.  DISTRIBUTION LICENSE

1.01 GRANT OF LICENSE. Effective upon the payment of the license fee as set forth in Section 2 of Exhibit A, Tidestone will hereby grant to Licensee a non-exclusive, worldwide right and license under the Tidestone intellectual property rights and information contained in and associated with the Software Program and Documentation to use, reproduce (or have reproduced), display and sell, lease and otherwise distribute, sublicense and transfer copies, directly or indirectly, of the Software Program and Documentation, in executable code form only, as parts of Products, for the purposes of marketing such Products to Licensee's customers.

1.02  DELIVERABLES. Promptly upon receipt of the license fee as set forth in
Section 2 of Exhibit A, Tidestone shall deliver to Licensee the Software Program described in the Specifications as set forth in Exhibit B together with the appropriate Documentation and other information and materials relating to such Software Program.

1.03  LICENSEE'S OBLIGATIONS.

      (a) Licensee shall be solely responsible for any marketing, manufacturing, packaging, documentation production, distribution and customer pricing of the Products. Except as otherwise provided in this Agreement, Licensee also shall assume all responsibility and liability to customers for related support and assistance.

      (b) Under no circumstances may Licensee modify, decompile or reverse assemble any executable code contained within the Software Program.

      (c) Licensee agrees that it will not, nor will it authorize or license another to, sell, market or license the Software Program, or any portion thereof, as a standalone computer software program, component or software development tool, or as a component or components of a computer software program, the chief marketability and functionality of which is the Software Program. Licensee further agrees that it will not provide documentation to the API of the Software Program to its customers or license its customers to use the API other than as part of the Product.

      (d) Licensee shall take actions with the same degree of care, but in no event with less than reasonable care, accorded its own technology to ensure that all sublicensees, resellers or other parties involved in the reproduction or distribution of Products containing the Software Program or otherwise afforded access to the Software Program shall be subject to reasonable provisions regarding protection of Tidestone's intellectual property rights in the Software Program.

1.04 COPYRIGHT AND TRADEMARK. Licensee acknowledges that all copyrights in the Software Program and the goodwill associated therewith are vested in and belong to Tidestone; and Licensee agrees to reproduce and include the following copyright and trademark notice in the user's manual and "about box" for the
Product:

In the user's manuals and packaging for the Product, Licensee shall use the trademark TIDESTONE FORMULA ONE to identity the Software Program and shall indicate that TIDESTONE is a trademark and FORMULA ONE is a licensed trademark of Tidestone. Licensee will not in any way identify itself as the owner of any such trademark or any other Tidestone trademark, service mark or logo or register the same in Licensee's name or in any other name.

1.05 RESERVATION OF TITLE; UNAUTHORIZED USE OR DISCLOSURE. Licensee acknowledges that Tidestone claims and reserves all rights and benefits afforded under federal and international copyright law in the Software Program and Documentation and other information and materials furnished to Licensee (including any modified or derivative Software Program developed pursuant to this Agreement). This Agreement does not effect any transfer of copyright title or other interest in or to such Software Program, Documentation or other information and materials and Licensee expressly disclaims any such interest therein. Tidestone shall remain entitled to enforce its copyright and other interests in the Software Program, Documentation and other information and materials produced or disclosed in connection therewith. Licensee shall devote all reasonable efforts (commensurate with Licensee's standard business practices) to ensure that all entities and persons afforded access to the Software Program, Documentation and other information and materials produced or disclosed in connection therewith protect the same against unauthorized use, dissemination or disclosure.

SECTION 2.  PAYMENT

Subject to the terms and conditions of this Agreement, and in consideration for the license granted and the services

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provided by Tidestone hereunder, Licensee shall pay the license fees, royalties and other charges relating to the Software Program, and to the performance of any services provided by Tidestone, in accordance with the provisions of Exhibit A.

SECTION 3.  ERROR CORRECTION AND MAINTENANCE

Tidestone shall provide to Licensee such Error correction and maintenance services with respect to the Software Program as are specified in Exhibit C, subject to Licensee's payment of such fees and charges as are set forth therein.

SECTION 4.  LIMITED WARRANTY; LIMITATION OF WARRANTY AND LIABILITY

4.01  LIMITED WARRANTY. Tidestone warrants:

      (a) It is a corporation duly incorporated, organized under the laws of Kansas and has all requisite power and authority, corporate and otherwise, to own its assets, to carry on its business as now conducted, to execute and deliver this Agreement, and to consummate the transactions contemplated herein, and that all such matters have been duly authorized by all requisite corporate actions.

      (b) For the period during which services are provided under Exhibit C, the Software Program shall substantially conform to the Specifications and Documentation. Licensee's sole remedy for any breach of the warranty set forth in this paragraph (b) shall be the provision of Error correction services by Tidestone as set forth in Exhibit C, subject to Licensee's payment of such charges as are set forth therein.

      (c) The use or distribution of unaltered Software Program and Documentation, or the exercise of the licenses granted hereunder, will not infringe any valid and enforceable U.S. copyright, patent, trademark or other intellectual property rights of any third party, and Tidestone has all rights necessary for the grant of the rights and licenses granted by this Agreement. Tidestone agrees to indemnify, defend and hold Licensee harmless from any and all actions, causes of action, claims, demands, reasonable costs, liabilities, reasonable expenses and damages (collectively, a "Loss" or "Losses") arising from any claim that the Software Program infringe any valid and enforceable U.S. copyright, patent, trademark or other intellectual property right of a third party, provided, however:

             (1) To be entitled to the indemnification hereunder, Licensee shall promptly deliver to Tidestone notice in writing of any claim for recovery under this Paragraph (c), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. Licensee shall provide to Tidestone as promptly as practicable thereafter information and documentation reasonably requested by Tidestone to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

             (2) If the facts pertaining to the Loss arise out of the claim of a third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, Tidestone may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. Licensee shall have the right to employ counsel separate from counsel employed by Tidestone in any such action and to participate therein, but the fees and expenses of such counsel employed by Licensee shall be at its expense. Tidestone shall have the right to determine and adopt (or, in the case of a proposal by Licensee, to approve) a settlement of such matter in its reasonable discretion. Tidestone shall not be liable for any settlement of any claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not Tidestone chooses to so defend or prosecute such claim, Licensee and Tidestone shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

             (3) If such a claim arises, or in either party's judgment is likely to arise, Licensee agrees to allow Tidestone, at Tidestone's option, to either (i) procure the right to permit the continued exercise of the rights and licenses in the Software Program and Documentation granted under this Agreement; (ii) replace or modify the Software Program and Documentation so they become non-infringing, while affording equivalent performance; or (iii) as its sole obligation, terminate the license for the infringing Software Program and upon return thereof by Licensee, refund the unearned portion of any license fees paid by the Licensee for the remainder of the current term hereof.

             (4) No indemnification shall be payable by Tidestone to Licensee with respect to matters as to which Tidestone has not received written notice required under this Paragraph (c) from Licensee within three (3) years after the termination of this Agreement. Tidestone shall have no indemnity obligation for claims of infringement resulting from any combination, operation or use of the Software Program and Documentation, or any components thereof, with any software programs or data not supplied by Tidestone if such infringement would have been avoided by use of the Software Program and Documentation alone.

             Licensee acknowledges and agrees that this Paragraph (c) is the exclusive remedy of Licensee for damages for breach of warranty or representations contained in this Paragraph (c).

4.02 LIMITATION OF WARRANTY. Except as specifically set forth herein, the Software Program is provided "as is" for Licensee's use subject to the terms and conditions of this Agreement, and, as between the parties, Licensee assumes responsibility for determining the suitability of the Software Program for its use in Products and for results obtained. Tidestone makes no warranty that all Errors have been or can be eliminated from the Software Program or Documentation, and Tidestone shall in no event be responsible for losses of any kind resulting from the use of the Software Program or the Documentation, including, but not limited to, any liability for business expense, machine downtime or damages caused to Licensee or Licensee's customers by any deficiency, defect, error or malfunction. In no event shall Tidestone be liable to Licensee or Licensee's customers for any indirect, special, incidental or consequential damages (including lost profits), even if Tidestone has been advised of the possibility of such damages. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, TIDESTONE DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATING TO THE SOFTWARE PROGRAM OR DOCUMENTATION OR ANY USE THEREOF, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY WHATSOEVER AS TO THE FITNESS FOR A PARTICULAR USE OR THE MERCHANTABILITY OF THE SOFTWARE PROGRAM OR DOCUMENTATION.

4.03 LIMITATION OF LIABILITY. Tidestone's total liability for any claim arising as a result of, or related to, the Software Program, whether under infringement indemnity, in contract, in tort (including negligence or strict liability), under any warranty, or otherwise, shall in no event exceed the consideration paid by Licensee to Tidestone for the rights and licenses granted under this Agreement.

4.04 CONFLICT WITH APPLICABLE LAW. Some jurisdictions limit the right to exclude or limit implied warranties and liabilities. Nothing contained in this
Section 4 shall be applied or interpreted in such a manner as to be inconsistent with or in violation of any applicable laws or regulations of such jurisdictions.

4.05  LICENSEE'S LIMITED WARRANTY; LICENSEE'S INDEMNITY. Licensee warrants:

      (a) It is a corporation duly incorporated, organized under the laws of the state in which it is incorporated and has all requisite authority, corporate and otherwise, to own its assets, to carry on its business as now conducted, to execute and deliver this Agreement, and to consummate the transactions contemplated herein, and that all such matters have been duly authorized by all requisite corporate actions.

      (b) It shall, at its expense, defend, indemnify and hold harmless Tidestone and its affiliates from and against any claim or action arising from Licensee's activities, including without limitation in its relations with vendors, distributors and end-users, other than claims covered by Tidestone's indemnity of Licensee as provided in Section 4.01.

SECTION 5.  TERM AND TERMINATION

5.01 TERM. The term of this Agreement shall commence on the effective date and continue for a period of years as specified in Exhibit A, unless sooner terminated under Section 5.02.

5.02  TERMINATION; EFFECT OF TERMINATION.

      (a) Should either party commit a material breach in its obligations hereunder, the other party may, at its option, terminate this Agreement by written notice to the other party. Such notice shall identify and describe the default upon which termination is based. The defaulting party shall have thirty (30) days from the effective delivery of the notice to cure such default, which, if effected, shall prevent termination by virtue of such default.

      (b) Notwithstanding Section 5.02(a), and notwithstanding any other provision of this Agreement, should Licensee fail to pay any amounts due to Tidestone under Section 2 and Exhibit A promptly when due and payable, then Tidestone, at its option, may declare all unpaid fees and royalties immediately due and payable and may terminate this Agreement and any rights and licenses that otherwise would survive termination hereof. Licensee shall have thirty (30) days from the effective delivery of the notice to cure such default by full payment to Tidestone of all unpaid amounts (including any penalties and/or interest due under the General Payment Provisions of Exhibit A) which, if effected, shall prevent termination by virtue of such nonpayment. In the event of such termination for nonpayment, all rights and licenses granted Licensee hereunder shall terminate, and Tidestone shall have all available remedies at law or in equity, including injunction, damages (direct, consequential or punitive), and the right to recover attorney fees and all costs of suit.

5.03 OBLIGATIONS AFTER TERMINATION OF AGREEMENT. Upon termination of this Agreement, Licensee will, at Licensee's option, either return to Tidestone or destroy all copies of the Software Program and Documentation then in its possession; provided, however, that Licensee is hereby granted a limited license for a period of three (3) months following the date of termination to distribute Products containing the Software Program which were already in Licensee's inventory as of the date of termination. Licensee shall, within thirty (30) days after the date of such termination (or the expiration of such three (3) month period if applicable), furnish Tidestone with a certificate of compliance in accordance with this Section. The parties agree that Tidestone shall have the right to enforce the obligations arising under this Section by specific performance and to enjoin or compel Licensee through injunctive relief. The obligations of this Section and those additional obligations of Licensee as set forth in Sections 1.03(b),

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1.05 and 4.05(b) hereof shall survive the termination of this Agreement.

SECTION 6.  INTERNATIONAL PROVISIONS

6.01 EXPORTS. Licensee shall comply with, and request of and/or notify its sublicensees and resellers that they comply with, all applicable laws, regulations, rulings and executive orders of the United States relating to the export and re-export of Products containing the Software Program. Licensee shall not directly or indirectly export or re-export any Products containing the Software Program unless it has obtained a license to do so from the U.S. Office of Export Administration if such a license is required.

6.02 WITHHOLDING TAXES. If any applicable law or treaty requires Licensee to withhold income tax of Tidestone from payments to be made to Tidestone, Licensee shall comply with such withholding requirements but will notify Tidestone in advance of such withholding and will furnish Tidestone with all such documents needed by Tidestone to reclaim such tax or to claim an appropriate tax credit.

SECTION 7.  SOURCE CODE ESCROW

      (a) Upon receipt of full payment of all license fees due upon execution of this Agreement as set forth in Section 2 of Exhibit A and written notice from Licensee of their desire to do so, Tidestone agrees to deposit into escrow one copy of the Software Program source code on. CD-ROM or magnetic media. Licensee agrees to pay the annual fee to the third party escrow firm in connection with being a beneficiary to the source code escrow agreement. Tidestone hereby acknowledges that the escrow agreement is not an "executory" agreement within the meaning of U.S. bankruptcy laws and shall not be subject to rejection by any debtor in possession, bankruptcy trustee or the like.

      (b) In the event Tidestone becomes subject to dissolution, or the liquidation of Tidestone's assets, or the filing of a petition in bankruptcy or insolvency or for an arrangement of reorganization by, for or against Tidestone, or an assignment for the benefit of creditors, or should Tidestone commit any action for or in bankruptcy or become insolvent, then Licensee may elect to receive from escrow, pursuant to the escrow agreement referred to in Section 7(a) above, the source code.

      (c) If Licensee gains access to the Software Program source code under the provisions of Section 7(b) above, Tidestone will thereby effectively grant to Licensee a nonexclusive, personal, nontransferable (except under Section 8.08), worldwide, royalty-free license for the term of this Agreement to use and modify such source code to support, correct and enhance the Software Program. Licensee agrees to treat such Source Code as confidential and proprietary information in accordance with Section 1.05.

SECTION 8.  GENERAL PROVISIONS

8.01 HEADINGS. Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement or in the interpretation or construction thereof.

8.02 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, both oral and written, representations, statements, negotiations and undertakings, with respect to the subject matter hereof, which such agreements, representations, statements, negotiations and undertakings are merged herein. No amendment or modification of this Agreement or any provision or attachment of this Agreement shall be effective unless in writing and signed by both parties.

8.03 MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, or the terms hereof, to produce or account for more than one of such counterparts.

8.04 SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect; and such invalid, illegal or unenforceable term or provision shall be deemed not to be part of this Agreement.

8.05 GOVERNING LAW AND DISPUTE SETTLEMENT. The validity, construction and performance of this Agreement shall be governed by the substantive laws of the State of Kansas (excluding conflicts of law principles). Licensee hereby submits to the non-exclusive jurisdiction of the appropriate courts in Johnson County, Kansas, U.S.A. In the event Licensee's principal place of business is located outside the United States, the parties agree that (a) the substantive laws of the State of Kansas applicable to agreements made and performed entirely in Kansas by parties domiciled therein, and not the United Nations Convention on Contracts for the International Sale of Goods, shall apply, and (b) Tidestone may seek to enforce or to prevent a breach of any terms of this Agreement in the appropriate courts of any jurisdiction in which Software Program are distributed under this Agreement or in which Licensee maintains an office.

Licensee hereby consents to service of process by mail and waives any claim against jurisdiction in Johnson County, Kansas, arising under any theory or doctrine, including, without limitation, forum non conveniens or lack of sufficient contacts.

8.06 NOTICES. Any notice shall be delivered by hand, by courier service, or by registered or certified mail (return receipt requested, postage prepaid). Notices shall be addressed to the other party at the address given on the signature block of this Agreement, or to another address which may subsequently be specified in writing by a party. Notices shall be effective: (a) as of the date personally delivered if by hand or courier service; or (b) for notices sent by mail, on the earlier of receipt or five (5) business days after the postmark date. Notices also may be delivered

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by facsimile or other electronic means if possible (but must be confirmed in writing as above) and notices so delivered shall be effective upon actual receipt of the electronic transmission.

8.07 WAIVER. Except as specifically provided in a written waiver signed by a duly authorized officer of the party seeking enforcement, the failure to enforce or the waiver of any term of this Agreement shall not constitute the waiver of such term at any time or in any circumstances and shall not give rise to any restriction on or condition to the prompt, full and strict enforcement of the terms of this Agreement.

8.08 ASSIGNMENT AND BENEFIT. Without the consent of the other party in writing, neither party may assign this Agreement; provided, however, Tidestone or Licensee may assign this Agreement to a wholly-owned subsidiary of the respective corporation or a corporation in which the shareholders of the respective corporation own a majority interest of the voting control provided that the assigning party remains obligated hereunder; further provided, Tidestone or Licensee may assign this Agreement to another corporation in connection with a merger or a sale of all or substantially all of its stock or assets so long as, if the assignor is Licensee, the assignee's license to use the Software Program is limited to use in Products which were offered by Licensee to its customers or potential customers and the assignee is prohibited from use of the Software Program in other products or parts of products developed, sold or distributed by the assignee.

This Agreement shall be binding upon and shall inure to the benefit of Licensee and Tidestone and their successors, subject to the other provisions of this Section.

8.09 REMEDIES CUMULATIVE. All rights and remedies provided in this Agreement shall be cumulative. If any party resorts to any one remedy it shall not be precluded from resorting to any other remedy or right provided it in this Agreement, by law or in equity.

8.10 PUBLICITY. Either party may refer to the name of the other party, the name(s) of the other party's product(s) or the business in which the product(s) are used in their customer listings, on their web site, in a customer profile, or in a press release, without the consent of the other party-Neither party shall use this information or any additional information in any other manner, without securing written approval of the party whose information is to be used, which approval shall not be unreasonably withheld.

SECTION 9.  DEFINITIONS

"Documentation" shall mean written information produced by Tidestone and relating to the Software Program, including the user and reference manuals for the Software Program.

"Error" shall mean a defect in the Software Program, reproducible by Tidestone, that prevents the Software Program from functioning in material conformity with the Specifications. The parties acknowledge that no computer software program, including the Software Program, can be designed Error-free. Each Error can be classified at one of the following levels of severity:

      LEVEL 1: FATAL ERROR. The error causes program termination, loss of control or hangs the operating system.

      LEVEL 2: PROBLEM. PROGRAM control can be maintained, but features or functions perform incorrectly or are unavailable, causing inconvenience to the user.

      LEVEL 3: INCONVENIENCE/ENHANCEMENT. Minor ERRORS affecting small user populations, typically resolved by a workaround, or requests for new features or functionality.

"New Versions" shall mean changes to the Software Program which add significant new features, enhancements and functionality, or that alter the application programming interface (API) for the Software Program. New Versions are identified by a change in the version number before the first decimal point, such as 2.01.02 to 3.01.01.

"Product" shall mean the computer programs designated in Exhibit B that are completed in marketable form by Licensee and are offered by Licensee to its customers or potential customers, in executable code form only, and that contain both (a) the Software Program as an insubstantial component of the Product, and
(b) a component or components (other than the Software Program) that comprise the chief marketability and functionality of the Product. The term "Product" shall not include any computer programs that Licensee acquires separately from a third party, or in a direct or indirect purchase of substantially all of the stock or assets of a third party, if at any time during the twelve (12) months preceding their acquisition such computer programs incorporated Software Program licensed by Tidestone.

"Software Program" shall mean the computer software provided by Tidestone under this Agreement, as specified in the Specifications.

"Specifications" shall mean the listing of Software Program and a description of the application programming interface (API) set forth in Exhibit B to this Agreement which shall constitute the complete and exclusive specifications for defining the Software Program.

"Updates" shall mean modifications or revisions to the Software Program, other than New Versions or Upgrades, which correct Errors, but which do not alter the functionality of the Software Program or add new functions thereto. Updates are identified by a change in the version number after the second decimal point, such as 2.01.02 to 2.01.03.

"Upgrades" shall mean changes or additions to the Software Program, other than New Versions, that add new functions, new features or improve performance of the Software Program by changes in system design or coding. Upgrades are identified by a change in the version number after the first decimal point, such as 2.01.02 to 2.02.01.

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SECTION 10. EXHIBITS

Exhibits included and made a part of this Agreement are:

      Exhibit A:    TERM, LICENSE FEES, ROYALTIES
                    AND PAYMENTS

      Exhibit B:    SPECIFICATIONS

      Exhibit C:    ERROR CORRECTION AND
                    MAINTENANCE

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Agreement effective as of May 19, 1999.
------------

TIDESTONE TECHNOLOGIES, INC.

12980 Metcalf Avenue, Suite 300

Overland Park, Kansas 66213-2646

Telephone: (913) 851-2200

Fax:       (913) 851-1390


By: /s/ Michael J. Galfman

Title: President
       ---------

Printed Name: Michael J. Galfman
              ------------------


LICENSEE

Licensee Name: Annuncio Software Inc.

Address 1: 5150 El Camino Real, Suite B31

Address 2: Los Altos, CA 94022

Telephone: 650-314-6000

Fax: 650-314-6100


By: /s/ Kim Weins

Title: VP Product Marketing
       --------------------

Printed Name: Kim Weins
              ---------

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                                   EXHIBIT A

                         TERM, LICENSE FEES, ROYALTIES
                                 AND PAYMENTS

1.    TERM.

The initial term of this Agreement shall be two (2) years. Thereafter, this Agreement shall automatically be renewed for one (1) additional year unless Licensee sends written notice to Tidestone at least ninety (90) days prior to the expiration of the initial term stating their desire to not renew the Agreement.

2.    EARNED CONTINUING ROYALTIES.

With respect to all transfers for value by Licensee of Products that contain the Software Program to distributors, dealers and customers of any class, Licensee shall pay to Tidestone fixed earned royalties with respect to such transfers. Licensee shall be permitted to distribute a reasonable number of copies of the Product for demonstration, testing and promotional purposes on a royalty-free basis. Earned royalties with respect to Products so transferred during each calendar quarter shall be paid to Tidestone within forty-five (45) days after the last day of such calendar quarter. Licensee shall pay Tidestone such earned royalties determined as either 1) when Licensee licenses their Product on a fee based license for unlimited use by their licensees, Licensee will pay Tidestone a license fee of $500.00 for each single CPU server license sold by Licensee or $1,000.00 for CPU server licenses of two or greater CPU's or servers sold by Licensee; or, 2) when Licensee licenses their Product on an annual license fee basis, Licensee will pay Tidestone a license fee of $175.00 per year for a single CPU server annual license sold by the Licensee or $350.00 per year for a CPU annual server license of two or greater CPU's or servers licensed. Licensee shall pay to Tidestone the following nonrefundable annual minimum royalties:

*    $10,000  Upon execution of this Agreement
*    $14,000  On or before the first day of the anniversary of the execution of this Agreement
*    $14,000  On or before the first day of the second anniversary of this
              Agreement (unless such additional year is not renewed as per Section 1 of this Exhibit A)

Licensee shall receive credit for the payment of each such annual minimum royalty against the earned royalties due Tidestone under this Section for the four quarters following payment.

With each earned royalty payment, Licensee shall provide to Tidestone a written statement which verifies the number of Products transferred, the revenues received on account of all such transfers, and the calculations of the earned royalties due and payable to Tidestone as a result of such transfers. Upon Tidestone's request, at mutually agreeable times, but not more frequently than once each calendar year, Tidestone, or an agent or accounting firm chosen by Tidestone, shall be provided reasonable access during normal business hours to the books and records of Licensee for purposes of audit of royalties and payments due and verification of Licensee's Products so transferred. Such records shall include, but not be limited to, all information concerning the numbers of copies of Products so transferred, the names of transferors and shipping and delivery information, and the revenues of such Products. Persons conducting the audit shall be provided an opportunity to interview any employees of Licensee who have engaged in the development, marketing or distribution of Products, or in the making of copies shipped or delivered, and to inspect production and inventories as necessary to accomplish such purpose. In the event such audit reveals an underpayment of royalties, Licensee shall be obligated to pay Tidestone all sums past due, plus interest at the rate of one and one-half percent (1.5%) per month from the date such payment was due to the date such payment is actually made, plus the out-of-pocket costs and expenses incurred by Tidestone in conducting such audit.

All license fees paid pursuant to this Section shall be non-refundable.

3.    GENERAL PAYMENT PROVISIONS.

3.1   Payment Terms. All amounts owed pursuant to this Agreement shall be paid
      -------------
by Licensee on a timely basis such that they are received by Tidestone on or before the due date for such amount. Unless otherwise expressly stipulated by Tidestone, all amounts due to Tidestone hereunder shall be paid by Licensee to the address specified in the signature block of the Agreement. In the event Licensee is overdue in making payments to Tidestone, Tidestone may suspend performance until Licensee has made the required payments. Licensee shall not be entitled by reason of any claim against Tidestone to withhold payment or to claim any right of set-off against any payment due to Tidestone.

3.2   Currency and Interest. All payments shall be in U.S. Dollars, and any
      ---------------------
amount not paid when due shall bear interest at the lower of one and one-half percent (1.5%) per month, or the maximum rate allowed by applicable law. Costs of wire transfers,

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

conversion, collection and related bank charges shall be paid by Licensee. Licensee assumes all risks of currency shortages, repatriation restrictions and exchange fluctuations.

3.3   Payments Net after Taxes. All amounts owed pursuant to this Agreement are
      ------------------------
net of any national, federal, state, province, municipal or other government excise, sales, use, occupation or like taxes, duties, customs or penalties now in force or enacted in the future, and may be increased by such amount that Tidestone is required to collect and pay based on this transaction. Licensee will pursue or obtain any certificate of exemption or similar document or proceeding if any effort is to be made to exempt this transaction from such obligation.

3.4   Taxes, Tariffs and Transportation Costs. All present or future domestic
      ---------------------------------------
or foreign sales, use, value-added, personal property, withholding, excise or other similar taxes (other than Tidestone's income taxes), and all export or import taxes, duties, tariffs or charges shall be paid by Licensee.

3.5   Pro-Rata Payments. Any quarterly payments due and payable under this
      -----------------
Exhibit A with respect to any partial calendar quarter shall be calculated and paid on a pro-rata basis.

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

                                   EXHIBIT B

                                SPECIFICATIONS

SOFTWARE PROGRAM SPECIFICATIONS

TIDESTONE SOFTWARE PROGRAMS
    Formula One for Java Version 5.5

The Software Program can accurately process and handle date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with the Software Program properly exchanges date/time data with it.

LICENSEE PRODUCTS

The Metrics module of Annuncio Software's "Annuncio Live" client application (an internet marketing automation solution for defining, automating, tracking and analyzing internet and integrated marketing campaigns).

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

                                   EXHIBIT C

                       ERROR CORRECTION AND MAINTENANCE

For so long as Licensee continues to pay quarterly Earned Continuing Royalties as required under Exhibit A of this Agreement, Tidestone will provide Licensee all Updates, Upgrades and New Versions of the Software Program as they are available for general release. Such Updates, Upgrades and New Versions shall become part of the Software Program and Documentation for purposes of this Agreement.

For so long as Licensee is entitled to receive updated Software Program pursuant to this Section, it also shall be entitled to receive the following Error correction services from Tidestone in the form of Updates:

      a. Tidestone will use reasonable efforts to correct Level 1 Errors in the Software Program, or to offer an appropriate work-around, within ten (10) business days of receipt of notice from Licensee of such Errors;

provided, however:

      b.     That inspection by Tidestone validates the claim;

      c.     That such Errors are capable of correction;

      d. That the Software Program has not been altered in any way, except as provided in the Specifications; and

      e. That the Licensee is not in arrears in any payments due to Tidestone and that Licensee is not otherwise in breach of this Agreement or any other Agreement dealing with the Software Program.

For so long as Licensee is entitled to receive updated Software Program pursuant to this Exhibit C, it also shall be entitled to receive from Tidestone, at its written request, additional planning, telephone conferences, Documentation or training services, as requested in writing by Licensee, provided Licensee pays Tidestone for such services at its then current hourly rates for such services ($120/hour during 1999) within thirty (30) days of receipt of invoice for same from Tidestone. Such services may include increasing the timeliness of correction of reported Level 2 or Level 3 Errors.

                                      C-1